Exhibit 10.1

March 28, 2018

Richard B. Vilsoet

Dear Rick:
In recognition of the value of your services and in order to induce you to remain in its employ as the General Counsel through May 2019, Dycom Industries, Inc. (the “Company”) has decided to enter into this agreement (this “Agreement”) to amend the terms of your outstanding equity awards set forth on Exhibit A hereto as follows:
If your employment with the Company is terminated due to your retirement on or following the date of the Company’s 2019 Annual Meeting of Shareholders, your outstanding equity awards will be treated as follows:

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Time vesting restricted stock or restricted stock unit awards will continue to vest for the three-year period following the termination of employment date (or if the remaining vesting term of any such time vesting restricted stock or restricted stock unit award is less than three years, each such award will continue to vest for the remaining period of such vesting term); and

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Subject to meeting the required performance conditions, performance vesting restricted stock or restricted stock unit awards will continue to vest for the two-year period following the termination of employment date (or if the remaining vesting term of any such performance vesting restricted stock or restricted stock unit award is less than two years, each such award will continue to vest for the remaining period of such vesting term).

In addition to amending your current outstanding equity awards, including the equity awards granted to you on March 26, 2018, this Agreement provides that any future equity awards granted to you will be subject to the terms set forth above.

Sincerely,
DYCOM INDUSTRIES, INC.

By:	/s/ Steven E. Nielsen
Steven E. Nielsen
President and Chief Executive Officer

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